As filed with the Securities and Exchange Commission on May 4, 2021
Registration No. 333-182405

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BRISTOL-MYERS SQUIBB COMPANY
 (Exact name of registrant as specified in its charter)

Delaware	22-0790350
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

430 East 29th Street, 14th Floor, New York, New York 10016
(212) 546-4000
 (Address of Principal Executive Offices, including Zip Code)

BRISTOL-MYERS SQUIBB COMPANY 2021 STOCK AWARD AND INCENTIVE PLAN
BRISTOL-MYERS SQUIBB COMPANY 2012 STOCK AWARD AND INCENTIVE PLAN,
As Amended
BRISTOL-MYERS SQUIBB COMPANY 2007 STOCK AWARD AND INCENTIVE PLAN,
As Amended and Restated Effective June 10, 2008
BRISTOL-MYERS SQUIBB COMPANY EMPLOYEE INCENTIVE THRIFT PLAN, As Amended
BRISTOL-MYERS SQUIBB PUERTO RICO, INC. SAVINGS AND INVESTMENT PROGRAM, As Amended
BRISTOL-MYERS SQUIBB COMPANY SAVINGS AND INVESTMENT PROGRAM, As Amended
 (Full title of the plans)

Sandra Leung, Esq.
Executive Vice President and General Counsel
Bristol-Myers Squibb Company
430 East 29th Street, 14th Floor
New York, New York 10016
(212) 546-3309
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On June 28, 2012, Bristol-Myers Squibb Company (the “Company” or the “Registrant” or “we” or “us”) filed a registration statement on Form S-8 (Registration No. 333-182405) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 165,003,009 shares of Common Stock, par value $0.10 per share, of the Company (the “Common Stock”), for offer and sale under (i) the Bristol-Myers Squibb Company 2012 Stock Award And Incentive Plan (the “2012 Plan”), (ii) the Bristol-Myers Squibb Company 2007 Stock Award And Incentive Plan, as Amended and Restated Effective June 10, 2008 (the “2007 Plan”), (iii) the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, as Amended (the “Thrift Plan”), (iv) the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, as Amended (the “Puerto Rico Savings Program”), and (v) the Bristol-Myers Squibb Company Savings and Investment Program, as Amended (the “BMS Savings Program”), together with an indeterminate number of “plan interests” for offer and sale under the Thrift Plan, the Puerto Rico Savings Program and the BMS Savings Program (together, the “Savings/Thrift Plans”).

On May 4, 2021 (the “Approval Date”), the shareholders of the Company approved the Bristol-Myers Squibb Company 2021 Stock Award and Incentive Plan (the “2021 Plan” and, together with the 2012 Plan, the 2007 Plan and the Savings/Thrift Plans, the “Plans”).  The 2021 Plan reserves 85,000,000 shares of Common Stock for delivery under awards granted after the Approval Date, reduced by the number of shares of Common Stock delivered under equity awards granted between March 15, 2021 and the Approval Date under other equity compensation plans of the Company. It also provides that: (i) no new awards may be granted under our 2012 Plan, our 2014 Equity Incentive Plan (the “2014 Plan”) or our 2017 Stock Incentive Plan (the “2017 Plan,” and with the 2012 Plan and 2014 Plan, our “Equity Compensation Plans”) as of the Approval Date, although awards granted under our Equity Compensation Plans prior to the Approval Date (“Outstanding Awards”) will remain outstanding in accordance with the applicable terms of the Equity Compensation Plans and the related award agreements; and (ii) the shares underlying Outstanding Awards under the Equity Compensation Plans that are not delivered in settlement of such awards due to forfeiture for any reason, expiration of the award unexercised, cancelation or replacement or settlement in cash (the “Carryover Shares”) will become available for delivery under awards granted under the 2021 Plan.

Accordingly, we are filing this Post-Effective Amendment No. 1 to the Registration Statement (the Registration Statement as amended by this Post-Effective Amendment No. 1 being the “Amended Registration Statement”) in accordance with the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires that the Company disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, to specify that a portion of the shares originally registered under the Registration Statement but remaining unsold at the time of this filing will, from and after the Approval Date, be offered and sold under the 2021 Plan.  Because shares remaining unsold under the Registration Statement at the date of this filing do not equal or exceed the maximum number of shares reserved for awards under the 2021 Plan, including potential Carryover Shares, the Company will take steps necessary to register, under a separate Form S-8, the offer and sale of shares in excess of the number registered and available under the Amended Registration Statement.  The filing of this Post-Effective Amendment No. 1 is made in accordance with the guidance issued by the Commission in Release No. 33-10891 (Nov. 24, 2020), in which the Commission clarified that a new equity compensation plan can be added to a previously filed registration statement on Form S-8, and that a Form S-8 covering multiple plans need not specifically allocate a number of shares to each plan to which that Form S-8 relates.

No additional shares of Common Stock are being registered hereby. Footnote 1 to the table setting forth the “Calculation of Registration Fee” in the Registration Statement stated a specific number of shares to be offered and sold under each of the 2007 Plan, 2012 Plan and the Savings/Thrift Plans (as a group).  That footnote is hereby modified to eliminate the specification of a number of shares for offer and sale under each specific plan or any grouping of plans, except for the total of shares registered for offer and sale under all plans covered by the Amended Registration Statement.  As permitted by the Release No. 33-10891, shares registered in the Amended Registration Statement will be allocated to the 2007 Plan, the 2012 Plan, each of the Savings/Thrift Plans and the 2021 Plan upon the occurrence of sales or other events requiring the counting of shares against the aggregate number of shares registered for offer and sale hereunder.

This Post-Effective Amendment No. 1 to the Registration Statement amends and supplements the items listed below. A copy of the 2021 Plan is included as Exhibit B to the Company’s Definitive Proxy Statement filed with the Commission on March 25, 2021 and is incorporated herein by reference as Exhibit 99.1, and there is filed herewith a new opinion of counsel as to the legality of the shares of Common Stock to be offered and sold pursuant to the 2021 Plan.  All other items of the Registration Statement are incorporated herein by reference without change.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference in this Registration Statement:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 10, 2021, including the information specifically incorporated by reference into that Annual Report on Form 10-K from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on March 25, 2021.

(b)
All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed, since the end of the fiscal year covered by the annual report referred to in (a) above, including the Registrant’s Current Reports on Form 8-K filed on January 4, 2021, January 11, 2021, February 2, 2021, February 4, 2021 (two Current Reports), February 10, 2021, February 22, 2021, February 23, 2021, March 4, 2021, April 29, 2021 and May 4, 2021, and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (filed with the Commission on April 29, 2021).

(c)
The description of the Registrant’s shares of Common Stock, which is contained under the caption “Description of Capital Stock – Bristol-Myers Squibb Common Stock” in the “Description of Bristol-Myers Squibb Company’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934,” filed as Exhibit 4a to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 10, 2021, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding information contained in such incorporated documents that is deemed furnished and not filed.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The documents incorporated by reference herein contain or will contain forward-looking statements that involve risks and uncertainties. The Registrant’s actual results may differ significantly from the results discussed in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.

Item 5.	Interests of Named Experts and Counsel

The legality of the shares that may be originally issued by the Company in connection with the 2021 Plan and offered and sold pursuant to this Registration Statement has been passed upon for the Company by Katherine R. Kelly, Vice President and Corporate Secretary of the Company.  Ms. Kelly is an officer of the Company and owns Common Stock, has been granted equity awards under the 2012 Plan that remain outstanding and participates in and owns interests under one or more of the Savings/Thrift Plans.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Under the terms of our Bylaws and subject to the applicable provisions of Delaware law, we have agreed to indemnify each of our directors and officers and, subject to the discretion of the board of directors, any other person, against expenses incurred or paid in connection with any claim made against such director or officer or any actual or threatened action, suit or proceeding in which such director or officer may be involved by reason of being or having been a director or officer of us, or of serving or having served at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or not taken by such director or officer in such capacity, and against the amount or amounts paid by such director or officer in settlement of any such claim, action, suit or proceeding or any judgment or order entered therein.

Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company’s Amended and Restated Certificate of Incorporation, as amended, eliminates the liability of directors for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

The Company carries directors’ and officers’ liability insurance that covers certain liabilities and expenses of its directors and officers.

Item 8.	Exhibits.

Exhibit
Number	Description
4.1
Amended and Restated Certificate of Incorporation of Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 3a to Bristol Myers-Squibb Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005).

4.1A
Certificate of Correction to the Amended and Restated Certificate of Incorporation, effective as of December 24, 2009 (incorporated herein by reference to Exhibit 3b to Bristol Myers-Squibb Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).

4.1B
Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 7, 2010 (incorporated herein by reference to Exhibit 3a to Bristol Myers-Squibb Company’s Current Report on Form 8-K filed on May 10, 2010).

4.1C
Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 7, 2010 (incorporated herein by reference to Exhibit 3b to Bristol Myers-Squibb Company’s Current Report on Form 8-K filed on May 10, 2010).

4.1D
Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 4, 2021  (incorporated herein by reference to Exhibit 3a to Bristol Myers-Squibb Company’s Current Report on Form 8-K filed on May 4, 2021).

4.2	Bylaws of Bristol-Myers Squibb Company, as amended as of May 4, 2021 (incorporated herein by reference to Exhibit 3b to Bristol Myers-Squibb Company’s Current Report on Form 8-K filed on May 4, 2021).
5.1*	Opinion of Katherine R. Kelly, Esq., the Company’s Vice President and Corporate Secretary.
23.1*	Consent of Deloitte & Touche LLP Independent Registered Public Accounting Firm.
23.2*	Consent of Katherine R. Kelly, Esq., the Company’s Vice President and Corporate Secretary (included in Exhibit 5.1).
24.1	Powers of Attorney (included in the signature pages hereof).
99.1	Bristol-Myers Squibb Company 2021 Stock Award and Incentive Plan (incorporated herein by reference to Exhibit B to Bristol Myers-Squibb Company’s Definitive Proxy Statement filed on March 25, 2021).

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 4th day of May, 2021.

BRISTOL-MYERS SQUIBB COMPANY

By:
/s/ Sandra Leung
Sandra Leung
Executive Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sandra Leung, Katherine R. Kelly and Lisa A. Atkins as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the name of each of the undersigned in his or her capacity to any and all amendments (including any post-effective amendments) to this Post-Effective Amendment No. 1 to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done, as fully to all intents and purposes as the undersigned might or could do in person, and each of the undersigned hereby ratifies and confirms that the said attorney-in-fact or agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Giovanni Caforio, M.D.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 4, 2021
Giovanni Caforio, M.D.

/s/ David V. Elkins	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 4, 2021
David V. Elkins

/s/ Karen Santiago	Senior Vice President and Corporate Controller (Principal Accounting Officer)	May 4, 2021
Karen Santiago

/s/ Peter J. Arduini	Director	May 4, 2021
Peter J. Arduini

/s/ Michael W. Bonney	Director	May 4, 2021
Michael W. Bonney

/s/ Julia A. Haller, M.D.	Director	May 4, 2021
Julia A. Haller, M.D.

/s/ Paula A. Price	Director	May 4, 2021
Paula A. Price

/s/ Derica W. Rice	Director	May 4, 2021
Derica W. Rice

/s/ Theodore R. Samuels	Director	May 4, 2021
Theodore R. Samuels

/s/ Gerald L. Storch	Director	May 4, 2021
Gerald L. Storch

/s/ Karen H. Vousden, Ph.D.	Director	May 4, 2021
Karen H. Vousden, Ph.D.

/s/ Phyllis R. Yale	Director	May 4, 2021
Phyllis R. Yale

The Savings/Thrift Plans. Pursuant to the requirements of the Securities Act of 1933, the Bristol-Myers Squibb Pension and Savings Committee, being duly authorized to administer the Savings/Thrift Plans, has duly caused this Amended Registration Statement to be signed on behalf of each of the Savings/Thrift Plans by the undersigned, thereunto duly authorized, in the City of New York, and the State of New York, on May 4, 2021.

Bristol-Myers Squibb Company Employee Incentive Thrift Plan

Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program

Bristol-Myers Squibb Company Savings and Investment Program

By:	Bristol-Myers Squibb Company
Savings Plan Committee

Signature	Title

/s/ Jeffrey Galik Jeffrey Galik*	Senior Vice President and Treasurer (Chairman of the Plan Committees)

/s/ Lisa S. Goldey Lisa S. Goldey*	Senior Vice President, Total Rewards and People Services

/s/ Robert Owens Robert Owens*	Vice President and Assistant Controller, Financial Reporting & Technical Accounting

/s/ Scott Grisin Scott Grisin*	Assistant Treasurer, Executive Director, Pension and Savings

/s/ Jane Davila Jane Davila*	Vice President, Global Benefits & Talent Mobility COE

/s/ Amanda Poole Amanda Poole*	Senior Vice President, Commercialization & Hematology Human Resources

/s/ Gayle Gironda Gayle Gironda*	Vice President, HR Business Partner for Hematology and Global Market Access

*
Members of Bristol-Myers Squibb Company Savings Plan Committee, signing in that capacity on behalf of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan and the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program.